Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated June 18, 2020

Relating to Preliminary Prospectus dated June 18, 2020

Registration No. 333-238738

Progenity, Inc.

This free writing prospectus relates only to the initial public offering of shares of common stock of Progenity, Inc. (“Progenity,” “we,” “us” or “our”) and should be read together with the preliminary prospectus dated June 18, 2020 (the “Preliminary Prospectus”) included in Amendment No. 3 to the Registration Statement (“Amendment No. 3”) on Form S-1 (File No. 333-238738) relating to the offering of such securities. Amendment No. 3  may be accessed through the following link: https://www.sec.gov/Archives/edgar/data/1580063/000119312520171802/d792478ds1a.htm. Amendment No. 3 was filed to update the preliminary prospectus dated June 15, 2020 with the following information:

On June 17, 2020, Natera, Inc. filed a complaint (W.D. Texas Civil Action No. 6:20-cv-532 6) alleging that we are infringing six of their patents through our Non-Invasive Prenatal Testing, or NIPT, product offering. We believe that the claims in the complaint are without merit and we intend to vigorously defend against them. We will contend that the patents referenced in the complaint are not infringed and/or are invalid. As an example, the face of several of Natera’s patents require utilization of certain methods–referred to as SNP-based or polymorphic loci-based methods–that are not utilized by our NIPT product offering.

We have also updated the risk factors in the Preliminary Prospectus entitled “Third-party claims of intellectual property infringement could result in litigation or other proceedings, which would be costly and time-consuming, and could limit our ability to commercialize our products” and “Any inability to effectively protect our proprietary technologies could harm our competitive position” beginning on pages 68 and 69, respectively, with respect to the foregoing.

We have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Piper Sandler & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, Minnesota 55402, or by telephone at (800) 747-3924, or by email at prospectus@psc.com; or Wells Fargo Securities, LLC, Attention: Equity Syndicate Department, 500 West 33rd Street, New York, New York, 10001, at (800) 326-5897 or email a request to cmclientsupport@wellsfargo.com.